Exhibit 5.1



                                                                    June 5, 2007

Greatbatch, Inc.
9645 Wehrle Drive
Clarence, New York 14031

Ladies/Gentlemen:

     Re:   Registration Statement on Form S-8
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     We are delivering this letter at your request in connection with the
Registration Statement on Form S-8 (the "Registration Statement") of Greatbatch, Inc. (the "Company") to be filed on or about June 5, 2007 with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to an additional aggregate of 1,450,000 shares of the Company's common stock, $.001 par value (the "Shares"), to be issued by the Company under the Greatbatch, Inc. 2005 Stock Incentive Plan, as amended (the "Plan").

     The opinion set forth in this letter is based upon our review of (1) as submitted to us (a) the Registration Statement, (b) the Plan, (c) originals, or copies authenticated to our satisfaction, of the Company's Amended and Restated Certificate of Incorporation, its By-laws, and records of certain of its corporate proceedings, and (d) such other certificates, opinions and instruments as we have deemed necessary, and (2) such published sources of law as we have deemed necessary.

     Based upon the foregoing, it is our opinion that the Shares have been duly authorized, and when the Shares are issued in accordance with the Plan, they will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                             Very truly yours,

                                             HODGSON RUSS LLP



                                             By: /s/ John J. Zak
                                                 ---------------
                                                 John J. Zak